Allianz Life Insurance Company
of New York
[One Chase Manhattan Plaza, 37th Floor
New York, NY 10005-1423]

Individual Flexible Purchase Payment Variable Deferred Annuity Contract

Purchase Payments we receive for this contract accumulate to provide Annuity Payments or a Death Benefit.  This is a variable annuity contract with Contract Value, Annuity Payments, and Base Death Benefit increasing or decreasing depending on the experience of the Variable Account. Contract Value, Annuity Payments, and Base Death Benefit in the Variable Account are not guaranteed as fixed dollar amounts.  This contract is nonparticipating, with no dividends payable.  Benefits available under this contract are not less than those required by New York statute.

Signed for the Company at its home office on the Issue Date.

[                                                                                                                     ]
Maureen A. Phillips                Thomas P. Burns
Secretary President

RIGHT TO EXAMINE (NON-REPLACEMENT): This contract can be returned within 10 days after you receive it.  It can be mailed or delivered to either us or the representative who sold it.  Return of this contract by mail is effective on being postmarked, properly addressed and postage prepaid.  As of this date, we promptly refund an amount equal to the sum of (a) and (b) where (a) is the difference between the Purchase Payments, including any fees or charges, less any Withdrawals, and the amounts, if any, allocated to the Variable Account, and (b) is the value of the amounts allocated to the Variable Account on the date you return the contract.  This may be more or less than the Purchase Payments.

RIGHT TO EXAMINE (REPLACEMENT):  If this contract is replacing another contract, this contract can be returned within 60 days after you receive it.  It can be mailed or delivered to either us or the representative who sold it.  Return of this contract by mail is effective on being postmarked, properly addressed and postage prepaid.  As of this date, we promptly refund the Contract Value, plus any fees or charges, within 10 days after we, or the representative, receive the contract.  This may be more or less than the Purchase Payments.

This is a legal contract between you and the Company.

Read this contract carefully.

A Stock Company.

Variable Annuity Payments will not decrease as long as the investment return of the Variable Account assets is equal to or greater than 4.8% (assuming a 4.5% Assumed Investment Rate) on an annual basis.  Variable Account expenses consist of Contract Charges and Transfer Fees.  These are shown on the Contract Schedule.  The Variable Account, Account Values, Transfers, Contract Charges, and Annuity Payments sections are found on pages 6 – 12.

L40533-NY

Table of Contents

Contract Schedule3
Definitions4
Purchase Payments6
Variable Account6
Account Values6
How the Account Values increase and decrease6
Transfers7
Suspension of Payments or Transfers8
Contract Charges9
Base Account Fee9
Contract Maintenance Charge9
Accessing your Account Values
Withdrawals9
Full Withdrawal9
Partial Withdrawals10
Annuity Payments10
How Annuity Payments begin10
How we calculate Annuity Payments10
Annuity Options11
Death Benefit 13
Ownership14
General Provisions15

L40533-NY

Definitions

Some of the terms found in this contract are defined below.  Additional terms are defined throughout this contract where they are used.  Section titles, provision titles, and terms used on the Contract Schedule are also capitalized to help you easily recognize them.

We, Our, Us, and the Company
Allianz Life Insurance Company of New York.  The terms We, Our, and Us may not be capitalized throughout this contract.

You , Your
The Owner of this contract.  The terms You and Your may not be capitalized throughout this contract.

Accounts
The Base Account and any other Account associated with an attached rider.

Account Values
The Base Account Value and any other Account Value associated with an attached rider.

Adjusted Base Account Value
The Base Account Value minus any Premium Tax paid by us.

Age
An individual’s age on his or her most recent birthday, unless otherwise specified.

Annuitant
An individual whose Age determines the Annuity Payments.  You may be an Annuitant or you may name someone else.

Annuity Phase
The period of time beginning on the Annuity Date during which we make Annuity Payments.  The Annuity Phase terminates on the earliest of the following.
•	Under Annuity Options 1 and 3, the death of the last surviving Annuitant.
•
Under Annuity Options 2 and 4, the death of the last surviving Annuitant and expiration of the guaranteed period. If we make a lump sum payment of the remaining guaranteed Annuity Payments at the death of the last surviving Annuitant, this portion of the contract terminates on payment of the lump sum.

•	Under Annuity Option 5, the death of the Annuitant and payment of any lump sum refund.
•	The Business Day that the contract terminates.

Authorized Request
A request that is received in a form that is satisfactory to us.

Base Account
The account available to you under this contract.

Base Account Accumulation Phase
The Base Account Accumulation Phase begins on the Business Day you allocate to the Base Account.  The Base Account Accumulation Phase ends on the earliest of the following.
•	The Business Day we process your request for a Full Withdrawal of the total Contract Value.
•	The Business Day before the Annuity Date.
•
The Business Day we receive both an Authorized Request of the death benefit payment option and due proof of death, upon the death of any Owner, unless this contract is continued by the deceased Owner’s spouse.

Base Account Value
The sum of the values in the selected Base Account Investment Options.

L40533-NY                                                                               4

Definitions continued from the previous page

Beneficiary
An individual or non-individual entitled to the Death Benefit under this contract.  If an Owner dies, any surviving Owner automatically becomes the sole Beneficiary and replaces any primary or contingent Beneficiary you previously named.

Business Day
Each day on which the New York Stock Exchange is open for trading, except when an Investment Option does not value its shares.  Our Business Day closes when regular trading on the New York Stock Exchange closes, which is usually at 4:00 p.m. Eastern Time.  We process any instructions received after the close of any Business Day on the next Business Day.

Contract Anniversary
A twelve-month anniversary of the Issue Date or any subsequent twelve-month Contract Anniversary.

Contract Value
The sum of all Account Values.

Contract Year
A period of 12 months.  The first Contract Year begins on the Issue Date.  Subsequent Contract Years begin on the Contract Anniversaries.  All Contract Years end at the end of the day before the next Contract Anniversary.

Death Benefit
The Base Death Benefit and any Death Benefit associated with an attached rider.

Investment Options
The investment choices available under the Variable Account.  We may add, eliminate, or substitute Investment Options; if we do, we will provide written notice.  If we offer more than one Investment Option group, after the Issue Date, we can only move Investment Options between groups if the move is to a less restrictive group.  No such additions, eliminations, substitutions, or moving of Investment Options will be made unless prior approval is obtained from the New York State Insurance Department.

Issue Date
The first day this contract is effective. The Issue Date is shown on the Contract Schedule.

Joint Annuitant
You can add a Joint Annuitant for the Annuity Phase by providing an Authorized Request.  If we allow Joint Annuitants, we determine Annuity Payments using the Ages of both Joint Annuitants.  We will not be liable for any actions we take before we receive an Authorized Request.

Joint Owner
Joint Owners have equal contract Ownership rights and must authorize the exercise of these rights in writing, unless otherwise allowed by us.  If Joint Owners are named, all references to Owner shall mean Joint Owners.  There can be only two Joint Owners.

Payee
The individual or non-individual to whom we make Annuity Payments.  Unless you designate another Payee, you are the Payee of the Annuity Payments.

Premium Tax
Any Premium Taxes owed by the Company to any governmental entity against Purchase Payments, Contract Value, or Annuity Payments.

Purchase Payment
Any payment made toward this contract.

Quarterly Anniversary
The day that occurs three, six, and nine calendar months after the Issue Date or any subsequent Contract Anniversary.  Quarterly Anniversaries also include Contract Anniversaries.

L40533-NY                                                                               5

Purchase Payments

Initial Purchase Payment
The Initial Purchase Payment is the Purchase Payment we receive on and before the Issue Date and is shown on the Contract Schedule. The Initial Purchase Payment must be greater than or equal to the Minimum Required Purchase Payment shown on the Contract Schedule, and cannot be greater than the Maximum Total Purchase Payments shown on the Contract Schedule without our approval.

Additional Purchase Payments
Additional Purchase Payments are Purchase Payments we receive after the Issue Date and during the Base Account Accumulation Phase.  Additional Purchase Payments must be greater than or equal to the Minimum Additional Purchase Payment shown on the Contract Schedule.  We may decline any Additional Purchase Payment that violates state or federal law or results in the Maximum Total Purchase Payments being exceeded.

No Default
Additional Purchase Payments are not required.  Failure to make Additional Purchase Payments will not cause the contract to be in default.

Allocation of Purchase Payments
We allocate Purchase Payments to one or more of the Accounts and Investment Options according to your instructions.  Your instructions must comply with the Allocation Guidelines and Investment Option restrictions shown on the Contract Schedule.

Unless you inform us otherwise, we allocate Additional Purchase Payments in the same manner as the Initial Purchase Payment.  In addition, for each Account that has Investment Option restrictions, at the end of the Business Day before each Quarterly Anniversary, we rebalance the Account Value in each of your selected Investment Options according to your allocation instructions for Additional Purchase Payments.

Variable Account

The Variable Account consists of assets we have set aside and have kept separate from the rest of our assets and those of our other separate accounts.  Income, gains, and losses, whether or not realized, from assets allocated to the Variable Account will be credited to or charged against such account without regard to other income, gains, and losses of the Company.  The assets of the Variable Account, equal to reserves and other liabilities of this contract and all other contracts issued through the Variable Account, will not be charged with liabilities arising out of any other business we may conduct.  We will maintain, in the Variable Account, assets with a value at least equal to the amounts accumulated in accordance with the Variable Account’s applicable agreements and reserves for annuities in the course of payment that vary with the investment experience of the Variable Account.

The Variable Account assets are divided into subaccounts corresponding to the Accounts and Investment Options you select.

Account Values

How the Account Values increase and decrease
Account Values increase and decrease based on Purchase Payments, Transfers, Withdrawals, the deduction of contract and rider fees and charges, and the investment performance of the Investment Options you select.

We place Purchase Payments you allocate to the Accounts and Investment Options into subaccounts of the Variable Account.  Each subaccount invests exclusively in one Investment Option within an Account.  We use Accumulation Units to account for all amounts allocated to or withdrawn from each subaccount as a result of Purchase Payments, Withdrawals, Transfers, or the deduction of contract and rider fees and charges.  We determine each Account Value in the Variable Account by multiplying the number of subaccount Accumulation Units in an Account by the subaccount’s Accumulation Unit Value and then adding these results together.

L40533-NY                                                                               6

Account Values continued from previous page

Number of Accumulation Units
On the Issue Date, the number of Accumulation Units in each subaccount is equal to the initial Purchase Payment amount allocated to that subaccount, divided by that subaccount’s Accumulation Unit Value.

At the end of each Business Day we adjust the number of Accumulation Units in each subaccount as follows. Additional Purchase Payments and Transfers into a subaccount will increase the number of Accumulation Units. Withdrawals, Transfers out of a subaccount, and the deduction of any Transfer Fee, Contract Maintenance Charge or any charge associated with an attached rider will decrease the number of Accumulation Units. The change in the number of Accumulation Units is equal to the net amount allocated to or deducted from the subaccount, divided by that subaccount’s Accumulation Unit Value.

Accumulation Unit Value
We arbitrarily set the initial Accumulation Unit Value for each subaccount.  At the end of each Business Day, we multiply the Accumulation Unit Value for each subaccount at the end of the prior Business Day by the Net Investment Factor for that subaccount at the end of the current Business Day to determine the new Accumulation Unit Value for that subaccount.

Net Investment Factor
We determine the Net Investment Factor for a subaccount by:
(a)	dividing the Investment Option’s Net Asset Value at the end of the current Business Day by the Net Asset Value at the end of the prior Business Day,
(b)
adding any dividend or capital gains declared on behalf of the Investment Option that has an ex-dividend date after the prior Business Day and before the close of business on the current Business Day, and

(c)
multiplying this result by one minus the Base Account Fee, if applicable, for the current Business Day and any additional calendar days since the prior Business Day and charges for any tax liability related to this contract or the Variable Account.  The Base Account Fee is shown on the Contract Schedule.

Net Asset Value
The Net Asset Value is the valuation of an underlying Investment Option, less any investment management, distribution, and portfolio administration fees and expenses, as of the close of trading on a Business Day.

Transfers

You can Transfer all or a part of the Account Value in an Investment Option into another Investment Option within an Account, or into another Investment Option in another Account, by providing an Authorized Request.  If we offer more than one Investment Option group in an Account, you can make Transfers into or out of these groups as long as you comply with any Investment Option restrictions shown on the Contract Schedule.

Each Contract Year, you are allowed the Number of Free Transfers Permitted shown on the Contract Schedule.  This applies to Transfers before and after the Annuity Date.

We charge a Transfer Fee for each Transfer you make in excess of the Number of Free Transfers Permitted.  Transfers we make at the end of the Right to Examine period, Transfers made pursuant to a regularly scheduled Transfer, Transfers made between the same Investment Option in different Accounts, quarterly rebalancing Transfers, or other Transfers under programs specifically waiving the Transfer Fee are not counted in determining the application of the Transfer Fee.

L40533-NY                                                                               7

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All Transfers are subject to the following.
•	Each Transfer of Base Account Value into another Account reduces the Base Account Value on a dollar for dollar basis.
•
Any Transfer Fee that we impose is shown on the Contract Schedule.  We deduct the Transfer Fee from the Investment Options from which the Transfer is made. If you are transferring from multiple Investment Options, we treat the Transfer as a single transfer, and we deduct any Transfer Fee proportionately from the Investment Options. If you Transfer the total amount in the Investment Option, then we deduct the Transfer Fee from the amount transferred.  The deduction of the Transfer Fee reduces the Account Values on a dollar for dollar basis.  We deduct the Transfer Fee from the Account Values at the end of the Business Day that we process the transfer request.

•	Any transfer request must clearly specify the amount you wish to Transfer and the Accounts and Investment Options involved.
•	After the Annuity Date, you cannot make Transfers from a fixed Annuity Payment stream to a variable Annuity Payment stream.
•
After the Annuity Date, you can make Transfers from a variable Annuity Payment stream to establish a new fixed Annuity Payment stream. The number of Annuity Units canceled from a subaccount is equal in value to the amount of Annuity Reserve transferred out of the subaccount.  Annuity Reserve is the assets that support the selected Annuity Option during the Annuity Phase, specifically the present value of the current Variable Annuity Payment discounted with mortality at the Assumed Investment Rate.  The amount transferred purchases fixed Annuity Payments at current payout rates under the Annuity Option in effect based on the Annuitant’s gender and Age at the time of the Transfer.

Restrictions may be applied on a non-discriminatory basis to prevent any use of the transfer right which we consider to be part of a market-timing program.  A market-timing program is one where transfers are made to or from Investment Options in anticipation of expected future changes in the performance of the Investment Options.  Market-timing may be characterized by frequent or large trades or a grouping of trades for multiple contract Owners.  We reserve the right to impose the following modifications and restrictions on Transfers between the Investment Options to prevent market-timing activities.
•	Requiring a minimum time period between each Transfer.
•	Limiting the frequency of Transfers.
•	Not accepting a transfer request from, or made on your behalf by, a third party or a registered representative.
•	Limiting the dollar amounts that an Owner can Transfer between the Investment Options at any one time.
•	Not accepting transfer instructions other than by first class U.S. mail.
•	Prohibiting Transfers into specific Investment Options.
•	Rejecting a transfer request or an Additional Purchase Payment.

If you use this transfer privilege, we are not liable for Transfers made in accordance with your instructions.  We determine the number and value of the subaccount Accumulation Units to be transferred as of the end of the Business Day immediately following our receipt of the Authorized Request for Transfer.

Suspension of Payments or Transfers

We may suspend or postpone Transfers or payments for withdrawals from the Variable Account for any period when:
•	The New York Stock Exchange is closed, other than customary weekend and holiday closings.
•	Trading on the New York Stock Exchange is restricted.
•
An emergency, as determined by the Securities and Exchange Commission, exists as a result of which disposal of the Investment Option shares held in the Variable Account is not reasonably practicable or it is not reasonably practicable to determine the Investment Options’ Net Asset Value.

•	During any other period when the Securities and Exchange Commission, by order, so permits for the protection of Owners.

Any suspension or postponement will be in accordance with the deferment provisions of the Federal Investment Company Act of 1940, as amended.

L40533-NY                                                                               8

Contract Charges

Base Account Fee
If you allocate to the Base Account, we deduct a Base Account Fee from your selected Base Account Investment Options’ assets on each Business Day during the Base Account Accumulation Phase, and during the Annuity Phase if you select variable Annuity Payments.  We do not deduct a Base Account Fee during the Annuity Phase for any portion of the Base Account Value that you apply to fixed Annuity Payments.

The Base Account Fee is an annualized rate that is calculated and accrued on a daily basis as a percentage of the Base Account Investment Options’ Net Asset Value.  This fee’s annualized rate is shown on the Contract Schedule and will not increase after the Issue Date.

During the Base Account Accumulation Phase, the Base Account Fee continues until the Base Account Accumulation Phase terminates.  During the Annuity Phase, the Base Account Fee continues until the variable Annuity Payments terminate.

Contract Maintenance Charge
We deduct an annual Contract Maintenance Charge. This charge is shown on the Contract Schedule and will not increase after the Issue Date.

Before the Annuity Date, we deduct the Contract Maintenance Charge first from the Base Account Value.  If this charge is greater than the Base Account Value, we deduct the remaining charge proportionately from any other Account Value associated with an attached rider that is greater than zero.  The deduction of the Contract Maintenance Charge reduces the Account Values on a dollar for dollar basis.  We deduct the Contract Maintenance Charge from the Account Values on the last Business Day of each Contract Year.  We deduct the Contract Maintenance Charge from the appropriate Account’s Investment Options proportionately based on the amount of the Account Value in each Investment Option relative to the total Account Value.  On and after the Annuity Date, we do not deduct the Contract Maintenance Charge.

Before the Annuity Date, we do not deduct the Contract Maintenance Charge if the Contract Value at the time we deduct the charge is greater than or equal to the Designated Amount shown on the Contract Schedule.  If you take a Full Withdrawal on a date other than on a Contract Anniversary, we deduct the full Contract Maintenance Charge.  If you own more than one of this contract, we use the total Contract Value for all of the contracts to determine if we waive this charge.  If the total Contract Value for all of the contracts registered under the same social security or tax identification number is greater than or equal to the Designated Amount at the time we are to deduct the charge, we do not assess the Contract Maintenance Charge.

Withdrawals

Before the Annuity Date, you can request a Full or Partial Withdrawal from this contract by providing an Authorized Request.

We pay the amount of any Withdrawal from the Variable Account within seven days of receipt of an Authorized Request unless the Suspension of Payments or Transfers section of this contract is in effect.

Full Withdrawal
A Full Withdrawal is a request for the total Contract Value.  We process a Full Withdrawal on the Business Day we receive an Authorized Request based on the values at the end of the Business Day.  The Full Withdrawal amount is equal to the total Contract Value minus any Contract Maintenance Charge and any accrued charge associated with an attached rider.  This contract terminates upon a Full Withdrawal.

L40533-NY                                                                               9

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Partial Withdrawals
A Partial Withdrawal is a request for an amount less than the total Contract Value.  Each Partial Withdrawal must be greater than or equal to the Minimum Partial Withdrawal shown on the Contract Schedule.  If we offer more than one Investment Option group in an Account, you can make Withdrawals from these groups as long as you comply with any Investment Option restrictions shown on the Contract Schedule.

We deduct Partial Withdrawals proportionately from the Investment Options, unless we receive alternate instructions. The deduction of a Partial Withdrawal reduces the Account Values on a dollar for dollar basis.  We deduct a Partial Withdrawal from the Account Values at the end of the Business Day that we process the Withdrawal request.

If you request a Partial Withdrawal that causes the Contract Value to be less than the Minimum Required Value shown on the Contract Schedule, we treat your request as a Full Withdrawal.

Annuity Payments

This contract provides for variable or fixed Annuity Payments, or a combination of both variable and fixed Annuity Payments.  The Annuity Date is the date Annuity Payments begin.  The Annuity Date must be the first day of the calendar month.

How Annuity Payments begin
You may begin Annuity Payments by providing an Authorized Request.  The scheduled Annuity Date is the Latest Annuity Date.  You can request a different Annuity Date by providing an Authorized Request at least 30 days before the Annuity Date.  Your requested Annuity Date cannot be earlier than the Earliest Annuity Date or later than the Latest Annuity Date.  We require you to begin Annuity Payments on the Latest Annuity Date if the Contract Value is greater than zero.  The Annuity Date will never be later than the last Annuity Date permitted by applicable state or federal law.  The Earliest Annuity Date and Latest Annuity Date are shown on the Contract Schedule.

We make Annuity Payments according to the Annuity Option and payment frequency you select.  You can select a monthly, quarterly, semi-annual, or annual payment frequency.  For Annuity Payments to begin, we may require that Annuity Payments be greater than or equal to the Minimum Annuity Payment shown on the Contract Schedule.  We send Annuity Payments to the Payee.

Annuity Payments will be at least as favorable as those that would be provided by the application of the Adjusted Base Account Value to purchase any single premium immediate annuity contract offered at that time, for the same class of Annuitants, or, if we do not offer a single premium immediate annuity contract, Annuity Payments will be reasonable in relation to the market single premium immediate annuity rates.

If you do not select an Annuity Option or payment frequency, we make monthly variable Annuity Payments, according to Option 2 – Life Annuity with a 5-year guaranteed period.

Before the Annuity Date, we may require proof of the Age and gender of an Annuitant.

On and after the Annuity Date, you cannot change the Annuity Option or the payment frequency, and we may periodically require proof that the Annuitant is still living.

If a sole Owner dies on or after the Annuity Date, the Beneficiary becomes the Owner of this contract.  If a Joint Owner dies on or after the Annuity Date, the surviving Joint Owner becomes the sole Owner of this contract.  Any remaining payments will continue at least as rapidly as under the method of distribution in effect at such Owner’s death.

How we calculate Annuity Payments
We calculate Annuity Payments on the Annuity Date using the Adjusted Base Account Value and current purchase rates for the Annuity Option you select.  Current purchase rates will be greater than or equal to the rates in the Guaranteed Purchase Rate Tables shown on the Contract Schedule.  You may contact us at any time to get the current purchase rates that we would use if you were to begin Annuity Payments at that time.

L40533-NY                                                                              10

Annuity Payments continued from the previous page

Fixed Annuity Payments
The guaranteed purchase rates for fixed Annuity Payments are based on the Annuity Mortality Table and the Minimum Annual Annuity Payment Rate, and are shown in Table A on the Contract Schedule.  The Annuity Mortality Table and Minimum Annual Annuity Payment Rate are also shown on the Contract Schedule.

Fixed Annuity Payments are equal to the portion of the Adjusted Base Account Value allocated to fixed Annuity Payments, divided by $1,000, and then multiplied by the applicable purchase rate for the Annuity Option you select.  Fixed Annuity Payments will not change, unless as described in Annuity Option 3 – Joint and Last Survivor Annuity.

Variable Annuity Payments
The guaranteed purchase rates for variable Annuity Payments are based on the Annuity Mortality Table and the Assumed Investment Rate, and are shown in Table B on the Contract Schedule.  The Annuity Mortality Table and Assumed Investment Rate are also shown on the Contract Schedule.

The first variable Annuity Payment is equal to the portion of the Adjusted Base Account Value allocated to variable Annuity Payments, divided by $1,000, and then muliplied by the applicable purchase rate for the Annuity Option you select.  Variable Annuity Payments may change, based on the performance of your selected Investment Options and the Assumed Investment Rate.  The Assumed Investment Rate will not be greater than 5%.

We then purchase a fixed number of Annuity Units on the Annuity Date for each subaccount of your selected Investment Options.  We do this by dividing the amount of the first Annuity Payment among your selected Investment Options’ subaccounts according to your future Purchase Payment allocation instructions.  We then divide the Annuity Payment amount in each subaccount by the subaccount’s Annuity Unit value.

On each Business Day after the Annuity Date, we determine each subaccount’s Annuity Unit value by multiplying the Annuity Unit value for the prior Business Day by the Net Investment Factor for the current Business Day, and then dividing by the assumed Net Investment Factor for the current Business Day.  The assumed Net Investment Factor for the current Business Day is equal to one plus the Assumed Investment Rate, adjusted to reflect the number of calendar days that have elapsed since the prior Business Day.

Thereafter, the number of Annuity Units in each subaccount remains unchanged unless you make a Transfer.  However, the number of Annuity Units will change if, under Annuity Option 3, one Annuitant dies and you requested Annuity Payments at 75% or 50% of the previous payment amount.  All calculations will appropriately reflect the payment frequency you selected.

On each subsequent variable Annuity Payment date, the total variable Annuity Payment is the sum of the variable Annuity Payments for each subaccount.  We determine the Annuity Payment for each subaccount by multiplying the subaccount’s number of Annuity Units by the Annuity Unit value on the payment date.  After the Annuity Date, the actual expenses and mortality experienced by the Company, other than taxes on the investment return, will not adversely affect the dollar amount of variable Annuity Payments.

Annuity Options
You may select an Annuity Option other than Options 1 through 5 with our written agreement.

Option 1 – Life Annuity
We make Annuity Payments during the life of the Annuitant.  The last payment will be the one that is due before the Annuitant’s death.

Option 2 – Life Annuity with a guaranteed period over 5, 10, 15 or 20 years
We make Annuity Payments during the life of the Annuitant.  If the Annuitant dies before the end of the selected guaranteed period we continue to make Annuity Payments to the Payee for the rest of the guaranteed period.  If the Payee and Annuitant were the same person, we will make payments to the Owner. If the Payee, Annuitant and Owner were the same person, we will make payments to the Beneficiary.

Alternatively, the Owner can select to receive a lump sum payment.  A lump sum payment under this Annuity Option is equal to the present value of the remaining guaranteed Annuity Payments, as of the date we receive proof of the Annuitant’s death and a payment selection form.

For variable Annuity Payments, we base the remaining guaranteed Annuity Payments on the current value of the Annuity Units and we use the Assumed Investment Rate to calculate the present value.

L40533-NY                                                                              11

Annuity Payments continued from the previous page

Option 2 – Life Annuity with a guaranteed period over 5, 10, 15 or 20 years (continued)
For fixed Annuity Payments, the lump sum payment is not available.

We require due proof of death of the Annuitant and return of this contract before we make any lump sum payment.

Option 3- Joint and Last Survivor Annuity
We make Annuity Payments during the lifetimes of the Annuitant and Joint Annuitant.  Upon the death of one Annuitant, Annuity Payments to the Payee continue during the lifetime of the surviving Joint Annuitant at a level of 100%, 75% or 50% of the previous amount, as selected by the Owner.  The last payment will be the one that is due before the last surviving Joint Annuitant’s death.

Option 4 – Joint and Last Survivor Annuity with a guaranteed period over 5, 10, 15 or 20 years
We make Annuity Payments during the lifetime of the Annuitant and Joint Annuitant.  Upon the death of one Annuitant, Annuity Payments to the Payee continue during the lifetime of the surviving Joint Annuitant at 100% of the previous amount.  If the surviving Joint Annuitant dies after the selected guaranteed period, the last payment will be the one that is due before the Annuitant’s death.  However, if both Joint Annuitants die before the end of the selected guaranteed period, we continue to make Annuity Payments to the Payee for the rest of the guaranteed period.  If the Payee and Annuitant were the same person, we will make payments to the Owner. If the Payee, Annuitant and Owner were the same person, we will make payments to the Beneficiary.

Alternatively, the Owner can select to receive a lump sum payment.  A lump sum payment under this Annuity Option is equal to the present value of the remaining guaranteed Annuity Payments, as of the date we receive due proof of the last surviving Joint Annuitant’s death.

For variable Annuity Payments, we base the remaining guaranteed Annuity Payments on the current value of the Annuity Units and we use the Assumed Investment Rate to calculate the present value.

For fixed Annuity Payments, the lump sum payment is not available.

We require due proof of death of both Joint Annuitants and return of this contract before we make any lump sum payment.

Option 5 – Refund Life Annuity
We make Annuity Payments during the lifetime of the Annuitant.  The last payment will be the one that is due before the Annuitant’s death.  After the Annuitant’s death, the Payee can receive a lump sum refund.

For fixed Annuity Payments, the refund equals the Adjusted Base Account Value on the Annuity Date minus all Annuity Payments made.

For variable Annuity Payments, the refund is the sum of refund amounts attributable to each Investment Option.  We calculate the refund amount for a given Investment Option using the following formula.
(a) x {[(b) x (c) x (d)/(e)] – [(d) x (f)]}, where:
(a)	is the Annuity Unit value of the subaccount for that Investment Option as of the Business Day when due proof of death of the Annuitant is received by us.
(b)	is the amount applied to variable Annuity Payments on the Annuity Date.
(c)	is the allocation percentage in that subaccount, in decimal form, as of the Business Day when due proof of death of the Annuitant is received by us.
(d)	is the number of Annuity Units used in determining each variable Annuity Payment attributable to that subaccount as of the Business Day when due proof of death of the Annuitant is received by us.
(e)	is the dollar value of the first variable Annuity Payment.
(f)	is the number of variable Annuity Payments made since the Annuity Date.

We base this calculation on the allocation of Annuity Units in force as of the Business Day when due proof of death of the Annuitant is received by us.  If the total refund determined using the above calculation is less than or equal to zero, no refund payment is due.

L40533-NY                                                                              12

Death Benefit

Who receives the Death Benefit
If the sole Owner dies before the Annuity Date, we pay the Death Benefit to the Beneficiary.

If a Joint Owner dies before the Annuity Date, the surviving Joint Owner automatically becomes the sole primary Beneficiary, replacing all Beneficiaries previously named, and we pay the Death Benefit to the surviving Joint Owner.  If the Joint Owners were spouses and the surviving Joint Owner dies before we pay the Death Benefit, we pay the Death Benefit to any named contingent Beneficiaries.  If there are no named contingent Beneficiaries, we pay the Death Benefit to the estate of the Joint Owner that last died.  If the Joint Owners were not spouses and the surviving Joint Owner dies before we pay the Death Benefit, we pay the Death Benefit to the estate of the Joint Owner that last died.

If the Owner is a non-individual and the Annuitant dies before the Annuity Date, we pay the Death Benefit to the Beneficiary.

For multiple Beneficiaries, the surviving Beneficiaries share equally in the Death Benefit unless you specified unequal percentages.  If you specified unequal percentages, the surviving Beneficiaries share the Death Benefit proportionately.

Base Death Benefit
Before the Annuity Date, the Base Death Benefit is the Adjusted Base Account Value determined at the end of the Business Day we first receive an Authorized Request of the death benefit payment option and due proof of death.  For multiple Beneficiaries, we determine the Adjusted Base Account Value for each remaining surviving Beneficiary’s portion of the Base Death Benefit as of the end of the Business Day during which we receive an Authorized Request of their selected death benefit payment option.  The Adjusted Base Account Value increases and decreases based on Purchase Payments, Transfers, Withdrawals, the deduction of contract and rider fees and charges, and the investment performance of the Investment Options you select.

The Base Death Benefit remains in the Variable Account until distribution.

Payment of the Death Benefit
We require due proof of death, selection of a death benefit payment option, and any required governmental forms before we pay any Death Benefit.  Due proof of death includes a certified copy of the death certificate, a decree of court of competent jurisdiction as to the finding of death, or any other proof satisfactory to us.

All Death Benefits will be paid in accordance with applicable law or regulations governing Death Benefit payments under Option A, B, or C.

Continuation of this contract by the surviving spouse
An eligible surviving spouse can choose to continue their portion of this contract, instead of receiving payment of the Death Benefit, by providing an Authorized Request.  An eligible surviving spouse is one that qualifies as such under federal law.

If a Beneficiary is the surviving spouse of the deceased Owner, he or she is eligible to continue their portion of this contract as the sole Owner.

If a Joint Owner is the surviving spouse of the deceased Owner, he or she is eligible to continue their portion of this contract as the sole Owner.

If the Owner is a non-individual, a Beneficiary is the surviving spouse of the deceased Annuitant, and this contract is qualified under the federal tax code, the surviving spouse is eligible to continue their portion of this contract as the Annuitant.

If a surviving spouse continues this contract as the sole Owner, he or she can exercise all Ownership rights under this contract.

L40533-NY                                                                              13

Death Benefit continued from the previous page

Death benefit payment options
If the Owner has not previously designated a death benefit payment option, a Beneficiary must request that the Death Benefit be paid by one of the payment options below.  We do not deduct the Contract Maintenance Charge under these payment options.

Option A - A lump sum payment of the Death Benefit.

Option B - Deferral of payment of the Death Benefit for up to five years from the date of the death of any Owner.

Option C - If the Beneficiary is an individual, payment of the Death Benefit as Annuity Payments under an Annuity Option over the lifetime of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary.  Distribution must begin within one year of the date of death of any Owner’s death.

Any portion of the Death Benefit not applied to Annuity Payments under an Annuity Option within one year of the date of the Owner’s death must be distributed within five years of the date of death.

If a Beneficiary requests a lump sum payment, we pay the amount from the Variable Account within seven days of receipt of both an Authorized Request of the death benefit payment option and due proof of death, including any required governmental forms, unless the Suspension of Payments or Transfers section in this contract is in effect.

Ownership

Assignment of this contract
You can, by Authorized Request, assign or otherwise transfer your rights under this contract before the Annuity Date.  We will not consent if the assignment or other transfer would violate or result in noncompliance with any applicable state or federal law or regulation.  We will record the assignment as of the date the Authorized Request is signed by you, unless you specify otherwise.  We will not be liable for any payment made or action taken before we record the assignment.  We will not be responsible for the validity or tax consequences of any assignment.  If the Contract is assigned, your rights may only be exercised with the consent of the assignee of record.

An assignment does not change the Annuitant or Beneficiary.

Change of Ownership
You can, by Authorized Request, change ownership of this contract to a new Owner before the Annuity Date.  The Owner may be an individual or non-individual.  You must have our consent to name an Owner that is a non-individual or if the Death Benefit is greater than the Contract Value.  We will not consent if the change in ownership would violate or result in noncompliance with any applicable state or federal law or regulation.  We will record the change of ownership as of the date the Authorized Requst is signed by you, unless you specify otherwise.  We will not be responsible for the validity or effect of the change of ownership, including tax consequences of such transfer.  We will not be liable to the new Owner for any actions we take or payments we make before we record the change of ownership.

A change of Ownership does not change the Annuitant or Beneficiary.  The new Owner can request a change of Annuitant or Beneficiary by providing an Authorized Request.

Non-Individual owners
If this contract is owned by a non-individual, then we treat the Annuitant as the Owner for purposes of any Death Benefit and determining when the Accumulation Phase ends.  We use the Age of the Annuitant to determine any Death Benefit.  If the Annuitant dies on a non-individually owned contract, we pay the Death Benefit.

L40533-NY                                                                              14

Ownership continued from the previous page

Change of Annuitant
A non-individual Owner cannot change the Annuitant.  Otherwise, you can change the Annuitant before the Annuity Date by providing an Authorized Request.  If the Annuitant dies before the Annuity Date, a sole Owner automatically becomes the Annuitant, but can name another Annuitant at any time.  If there are Joint Owners, the younger Joint Owner automatically becomes the Annuitant, but the Joint Owners can name another Annuitant at any time.  An Annuitant change takes effect as of the date you signed the Notice.  We will not be liable for any actions we take or payments we make before we receive the Authorized Request.

Change of Beneficiary
For solely owned contracts, you can change the Beneficiary at any time by providing an Authorized Request.

For jointly owned contracts, the surviving Joint Owner is the sole primary Beneficiary and cannot be changed.  For tax reasons, we do not allow non-spousal Joint Owners to appoint contingent Beneficiaries.

An irrevocable Beneficiary must give written consent before we will change the Beneficiary.  A Beneficiary change takes effect as of the date you signed the Authorized Request.  We will not be liable for any actions we take or payments we make before we receive the Authorized Request.

General Provisions

Entire contract
We have issued this contract in consideration of the application and the Initial Purchase Payment.  This contract, any attached applications, any amendments, endorsements, and any riders together are the entire contract.  All statements made by, or under the authority of, the Owner for the issuance of this contract are deemed to be representations and not warranties.  No statements other than those contained in any attached application are used to void the contract or defend a claim.

Contestability of this contract
This contract and any attached riders, endorsements or amendments were issued based on the information you provided in the application.  Any material misrepresentations on the application may cause this contract to be voided or rescinded, or a claim to be denied.

After this contract and any attached riders, endorsements or amendments have been in force during your lifetime for a period of two years from the Issue Date, this contract becomes incontestable as to a material misstatement made in the application.

Misstatement of Age or gender
After the Annuity Date, if there is a misstatement of the Age or gender of the Annuitant, we recalculate the Annuity Payments based on the correct Age and gender.  If the misstatement caused an underpayment, we pay the Payee the difference in one payment.  If the misstatement caused an overpayment, we reduce the next payment by the amount of the difference.  If the amount of the difference is larger than the next payment, we reduce the subsequent payment, and so on until the entire difference has been subtracted.  If the future payments are insufficient to cover the difference, we bill the Payee for the amount due.

The annual interest rate to be used in the calculation of the adjustments for underpayments is 1%.  There is no interest charged to any over payment.

Annual report
At least once each calendar year before the Annuity Date, we send you a report that shows the number of Accumulation Units credited to this contract, the dollar value of each Accumulation Unit, the Account Values, the Death Benefit amount, total account values available for cash withdrawal, and any fees or charges, including but not limited to Transfer Fees and Contract Charges, and any other information required by law.

No dividends are payable
This contract is nonparticipating. This contract does not participate in our profits or surplus.

L40533-NY                                                                              15

General Provisions continued from previous page

Who can make changes in this contract
Only our President together with our Secretary has the authority to make any changes to this contract.  Any change must be in writing.

Taxes
Taxes paid to any governmental entity results in an amount equivalent to the tax being charged against the Contract Value.  We determine whether taxes have resulted from the investment experience of the Variable Account, our receipt of Purchase Payments, or commencement of Annuity Payments.  We may pay taxes when due and deduct that amount from the Contract Value at a later date.  This will not waive any right we may have to deduct previously paid amounts at a later date.

We deduct any withholding taxes from any payment we make, as required by applicable law.

Protection of proceeds
No Beneficiary can commute, encumber, alienate or assign any payment under this contract before it is due.  To the extent permitted by law, no payment is subject to the debts, contracts or engagements of any Beneficiary or to any judicial process to levy upon or attach the same for payment thereof.

Evidence of survival
Where any benefits under this contract are contingent on a person being alive on a given date, we may require proof satisfactory to us that the condition has been met.

Termination
This contract terminates when:
•	All applicable phases of the contract have terminated.
•	All applicable Death Benefit payments have been made.

Amendments
We may amend this contract in order to include any future changes which would retain this contract’s qualification for treatment as an annuity, whether under state or federal law, including the following.
•	The Internal Revenue Code, as amended.
•	Internal Revenue Service Rulings and Regulations.
•	Any requirements imposed by the Internal Revenue Service.

Minimum Values
The minimum values for any paid-up annuity benefit, cash surrender benefit, and Death Benefit available under this contract are not less than those required by the state of New York.

L40533-NY                                                                              16

Allianz Life Insurance Company
of New York
[One Chase Manhattan Plaza, 37th Floor
New York, NY 10005-1423]
[800/624-0197]

Purchase Payments we receive for this contract accumulate to provide Annuity Payments or a Death Benefit.  This is a variable annuity contract with Contract Value, Annuity Payments, and Base Death Benefit increasing or decreasing depending on the experience of the Variable Account. Contract Value, Annuity Payments, and Base Death Benefit in the Variable Account are not guaranteed as to fixed dollar amounts.  This contract is nonparticipating, with no dividends payable.  Benefits available under this contract are not less than those required by New York statute.

L40533-NY                                                                              16